                                                                  EXHIBIT (a)(8)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated October 16, 1996 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the
           Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer
                 shall be deemed to be made on behalf of Green
                  Acquisition Corp. by Wasserstein Perella &
                      Co., Inc. or one or more registered
                       brokers or dealers licensed under
                       the laws of of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                       An Aggregate of 17,860,124 Shares
                                of Common Stock

                                      and

                Series A ESOP Convertible Junior Preferred Stock
     (including, in each case, the associated Common Stock Purchase Rights)

                                       of

                                  Conrail Inc.

                                       at

                              $92.50 Net Per Share

                                       by

                            Green Acquisition Corp.,
                          a wholly owned subsidiary of

                                CSX Corporation

   Green Acquisition Corp. ("Purchaser"), a Pennsylvania corporation and a wholly owned subsidiary of CSX Corporation, a Virginia corporation ("Parent"), hereby offers to purchase an aggregate of 17,860,124 shares of (i) common stock, par value $1.00 per share (the "Common Shares"), and (ii) Series A ESOP Convertible Junior Preferred Stock, without par value (the "ESOP Preferred Shares" and, together with the Common Shares, the "Shares"), of Conrail Inc., a Pennsylvania corporation (the "Company"), including, in each case, the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of July 19, 1989, between the Company and First Chicago Trust Company of New York, as Rights Agent (as amended, the "Rights Agreement"), at a price of $92.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 16, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Common Shares, ESOP Preferred Shares or Shares shall include the associated Rights, and all references to the Rights shall include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the rights.
   If, prior to the expiration of the Offer, the shareholders of the Company approve an

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
amendment to the Company's Articles of Incorporation to opt out of the provisions of Chapter 25, Subchapter E of the Pennsylvania Business Corporation Law (related to "control transactions"), Purchaser may, depending on the circumstances, increase the number of Shares that will be accepted in the Offer to 40% of the outstanding Shares on a fully diluted basis as of October 14, 1996 (excluding Shares issuable pursuant to the Company Stock Option Agreement (as defined in the Offer to Purchase)). The Company has agreed in the Merger Agreement (as defined below) to seek such approval as soon as practicable after execution of the Merger Agreement.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 15, 1996, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, prior to the expiration of the Offer, (1) the receipt by Purchaser of an informal written opinion in form and substance reasonably satisfactory to Purchaser from the staff of the Surface Transportation Board (the "STB"), without the imposition of any conditions unacceptable to Purchaser, that the use of a Voting Trust in substantially the form contemplated by the Merger Agreement is consistent with the policies of the STB against unauthorized acquisitions of control of a regulated carrier, (2) the receipt by Purchaser of an informal statement from the Premerger Notification Office of the Federal Trade Commission that the transactions contemplated by the Offer, the Merger Agreement and the Company Stock Option Agreement are not subject to, or are exempt from, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or, in the absence of the receipt of such informal statement, any applicable waiting period under the HSR Act shall have expired or been terminated, (3) Parent and Purchaser having obtained, on terms reasonably acceptable to Parent, sufficient financing to enable consummation of the Offer and the Merger and (4) there being at least 17,860,124 Shares validly tendered and not withdrawn.
     The Board of Directors of the Company has unanimously approved the Offer and the Merger, determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are in the best interests of the Company and recommends that shareholders of the Company who desire to receive cash for their Shares accept the Offer and tender their Shares pursuant to the Offer.
     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 14, 1996 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (including approval of the Merger by the STB), the Company will merge (the "Merger") with and into Purchaser, with Purchaser continuing as the surviving corporation. In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent, Purchaser or any other wholly owned subsidiary of Parent or the Company) will be converted, at the election of the holder of Shares,


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
subject to certain terms and conditions, into the right to receive $92.50 in cash, 1.85619 shares of common stock, par value $1.00 per share ("Parent Common Stock"), of Parent, or a combination of such cash and shares of Parent Common Stock. The Merger Agreement provides that the aggregate number of Shares to be converted into Parent Common Stock pursuant to the Merger shall be equal as nearly as practicable to 60% of all outstanding Shares (excluding Shares outstanding pursuant to the Company Stock Option Agreement), and that the aggregate number of Shares to be converted into the right to receive $92.50 in cash per Share pursuant to the Merger, together with the Shares acquired by Purchaser (other than pursuant to the Company Stock Option Agreement), shall be equal as nearly as practicable to 40% of such outstanding Shares.
Simultaneously with the execution of the Merger Agreement, Parent and the Company also entered into the Parent Stock Option Agreement (as defined in the Offer to Purchase) and the Company Stock Option Agreement, each of which is described in Section 13 of the Offer to Purchase.
     Purchaser expressly reserves the right, in its sole judgment and subject to the terms of the Merger Agreement, at any time and from time to time and regardless of whether any of the events set forth in Section 15 of the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any such extension or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Offer to Purchase). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.
     Purchaser will, upon the terms and subject to the conditions of the Offer, purchase an aggregate of 17,860,124 Shares on a pro rata basis (with adjustments to avoid purchase of fractional Shares) based upon the number of Shares properly tendered on or prior to the Expiration Date and not withdrawn. Due to the difficulty of determining the precise number of Shares properly tendered and not withdrawn, if proration is required, Purchaser does not expect to announce the final results of proration or pay for Shares until at least five New York Stock Exchange trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information when it becomes available from the Information Agent and may be able to obtain such information from their brokers.
     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's


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acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser by reason of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares ("Certificates") or a book-entry confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.
   If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in
Section 4 of the Offer to Purchase. Any such delay will be followed by an extension of the Offer to the extent required by law.
   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including proration due to tenders of more than 17,860,124 Shares), or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.
   Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Friday, November 15, 1996 (or if Purchaser shall have extended the period of time for which the Offer is open, at the latest time and date at which the Offer, as so extended by Purchaser, shall expire) and unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 14, 1996. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the


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Depositary at one of its addresses set forth on the back cover of the Offer to
Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and, if Certificates for Shares have been tendered, the name of the registered holder of the Shares as set forth in the tendered Certificate, if different from that of the person who tendered such Shares. If Certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Certificates, the serial numbers shown on such Certificates evidencing the Shares to be withdrawn must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program (an "Eligible Institution"), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawal of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures set forth in Section
3 of the Offer to Purchase at any time before the Expiration Date. Purchaser, in its sole judgment, will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, and such determination will be final and binding.
   The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
   The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
   The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
   Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other


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persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

                              31 West 52nd Street
                            New York, New York 10019
                         (212) 969-2700 (Call Collect)

October 16, 1996


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